Exhibit 10.1

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on and as of October 8, 2015 (the “Amendment Date”), by Bobby Chapman (“Executive”) and EcoStim, Inc., a Texas corporation (the “Company”), in order to amend the Employment Agreement by and between Executive and the Company (f/k/a FracRock, Inc.) dated as of November 4, 2013 the (“Agreement”). Executive and the Company are collectively referred to in this Amendment as the “Parties.”

RECITALS:

WHEREAS, the Company changed its name to “EcoStim, Inc.” on January 7, 2014; and

WHEREAS, Executive has proposed to the Company that the terms of his employment as Chief Operating Officer of the Company be changed in order to enable him to perform more of his duties in his hometown, and the Company is willing to accommodate Executive in this regard.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows, effective as of the Amendment Date:

AMENDMENT OF AGREEMENT TERMS

1. All references in the Agreement to “FracRock” or “the Company” shall be deemed to refer to EcoStim, Inc.

2. Section 1 of the Agreement shall be restated in its entirety to read as follows:

“1. Term. The Company employs Executive, and Executive accepts such employment, on the terms and conditions set forth in this Agreement, for the period (the “Term”) commencing on the date of this Agreement, and expiring at the earlier to occur of (a) 11:59 p.m. central time on November 3, 2016 (“the Expiration Date”) or (b) the Termination Date (as defined in Section 4). Beginning on November 4, 2016, this Agreement shall be automatically renewed each November 4 for twelve (12) month terms, unless either the Company or Executive provides written notice of election not to renew, at any time before the applicable renewal date.”

3. Section 3 of the Agreement shall be restated in its entirety to read as follows:

“3. Compensation and Related Matters

(a) Base Salary. As of the Amendment Date, Executive’s annualized base salary is $200,000 per year (the “Base Salary”). From and after January 1, 2016, Executive shall receive an annualized Base Salary of $150,000. Executive’s Base Salary may be increased annually, on January 1 of each year beginning in the 2017 calendar year by an amount (if any) to be determined by the Company within its sole discretion. The Base Salary shall be paid, subject to all applicable withholdings and deductions, in substantially equal semi-monthly installments.

(b) Office; Base Location. Executive agrees to lease office space of Executive’s choosing, outside his residence but in or around Longview, Texas, throughout the Term. In consideration of the foregoing, the Company shall reimburse Executive for the monthly rental on such office space, payable concurrently with Executive’s last Base Salary payment during each calendar month this Agreement is in effect. The Parties estimate that such monthly rental will be approximately $500.00. Executive shall notify the Company prior to entering into any lease calling for a monthly rental significantly higher than that amount or having a non-cancellable term of more than 12 months, and Executive may not enter into any such lease without the Company’s consent. Longview, Texas shall be deemed to be the “Base Location” referred to in Section 4(a)(3)(ii) of this Agreement and the “travel reasonably required of Executive on the Company’s business” referred to in that Section shall include spending approximately five days in Houston, Texas per calendar month including the day of the Company’s monthly management meeting.

(c) Car Allowance. In addition to the Base Salary, the Company shall pay Executive a monthly car allowance of $1,000.00, payable concurrently with Executive’s last Base Salary payment during each calendar month this Agreement is in effect.

(d) Bonus Target. Executive may receive annual bonus payments of an amount, if any, to be determined by the Board of Directors of the Company, within its sole discretion, up to a maximum of 50% of Executive’s base pay. The amount of the bonus awarded, if any, shall be based on achieving certain goals related to Company performance and objectives.

(e) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him, in accordance with the policies and procedures established by the Company from time to time, in traveling between the Base Location and Houston (or elsewhere) and otherwise in performing services under this Agreement and during his employment with the Company, provided that Executive properly accounts for the expenses in accordance with Company policies in effect from time to time. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible expenses shall be made on or before the last day of the calendar month following the calendar month in which the expenses were reported to the Company, or as otherwise provided in the Company’s business expense reimbursement policy.

(f) Other Benefits. Executive shall be eligible to participate in such other compensation and employee benefit plans and arrangements of the Company in which the Company’s executives at or above the most senior level participate, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time. Nothing in this Agreement shall be deemed to confer upon Executive or any other person, including any beneficiary, any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person, including any beneficiary, shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary and other benefits payable to Executive pursuant to this Agreement.

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(g) Vacation. As of the Amendment Date, Executive has twelve and a half (12.5) days of unused vacation remaining. Executive shall be entitled to twenty (20) days of vacation and six (6) days of paid sick leave during 2016 and each succeeding calendar year of employment during the Term, exclusive of Company holidays. Executive shall ensure that the scheduling of his vacation does not interfere with the Company’s normal business operations. Vacation will accrue and forfeit as provided by the terms of the Company’s policy governing vacation, as that policy is updated or revised from time to time in the Company’s sole discretion. For purposes of this Section, weekends shall not count as Vacation days. Executive shall also be entitled to all paid holidays given by the Company.

(i) Proration. The Base Salary payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year shall be prorated in accordance with the total number of calendar days in such calendar year during which he is so employed.”

REMAINDER OF AGREEMENT

This Amendment makes no other changes to the Agreement, and the Parties each acknowledge that except as amended by this Amendment the Agreement remains in effect in accordance with its terms.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment in multiple copies, effective as of the date first written above.

EXECUTIVE:		COMPANY:
EcoStim, Inc.

By:	/s/ Bobby Chapman	By:	/s/ J. Christopher Boswell
	Bobby Chapman		J. Christopher Boswell, CEO